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                                                                       Exhibit 5

                                  May 22, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-1004

     Re:  Papa John's International, Inc. -- Registration Statement on Form S-8

Ladies and Gentlemen:

     I have acted as legal counsel in connection with the preparation of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement") covering 1,250,000 shares of common stock, par value $.01 per share (the "Shares"), of Papa John's International, Inc., a Delaware corporation (the "Company"), to be issued under the Papa John's International, Inc. 1993 Stock Ownership Incentive Plan (the "Plan").

     I have examined and am familiar with the Company, its organization and proceedings related thereto. I have also examined such other documents and procedures as I have considered necessary for the purpose of this opinion.

     Based upon the foregoing and subject to the qualifications hereinafter set forth, I am of the opinion that the Shares are duly authorized and, when issued and sold in accordance with the Registration Statement and the Plan, will be validly issued, fully paid and nonassessable.

     I expressly disclaim any responsibility for advising you of any change hereafter occurring in circumstances touching or concerning the transaction which is the subject of this opinion, including any changes in the law or in factual matters occurring subsequent to the date of this opinion.

     I hereby consent to the filing of this opinion, or copies thereof, as an Exhibit to the Registration Statement.

                              Sincerely,

                              PAPA JOHN'S INTERNATIONAL, INC.


                              /s/ Caryn F.  Price
                              Senior Counsel